Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-3896, 333-3898, 333-3900, 333-3902, 333-34008, 333-71938, 333-116010, 333-116011, 333-116012, 333-126664, 333-137687, 333-137688, 333-147474, 333-152669, 333-152670 and 333-176067, Form S-1 as amended by Form S-3/A No. 333-136610, Form S-2 as amended by Form S-3/A No. 333-109630 and Form S-3 Nos. 333-111903, 333-119943, 333-126634, 333-131804, 333-133455, 333-133456, 333-139830, 333-169060 and 333-178405) and in the related Prospectuses of Idera Pharmaceuticals, Inc. of our reports dated March 14, 2012 with respect to the financial statements of Idera Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Idera Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2012